Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 6 to Form S-4 of Redwoods Acquisition Corp. of our report dated January 31, 2022, except for Notes 3, 4, 7 and 8 which are dated March 25, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Redwoods Acquisition Corp. as of December 31, 2021 and for the period from March 16, 2021 (date of inception) through December 31, 2021 included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Friedman LLP

East Hanover, New Jersey

February 6, 2024